Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-32596, 333-140244 and 333-140245) of Northern Technologies International Corporation and Subsidiaries of our report dated November 25, 2008, which appears on page 76 of this annual report on Form 10-K for the year ended August 31, 2008.

/s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota

November 25, 2008